UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SOLARWINDS, INC.

(Exact name of registrant as specified in its charter)

Delaware	73-1559348
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3711 South MoPac Expressway

Building Two

Austin, Texas 78746

(Address of principal executive offices) (Zip Code)

2008 EQUITY INCENTIVE PLAN

(Full title of the Plan(s))

Kevin B. Thompson

SolarWinds, Inc.

3711 South MoPac Expressway

Building Two

Austin, Texas 78746

(Name and address of agent for service)

(512) 682-9300

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share
— To be issued under the 2008 Equity Incentive Plan	3,158,849(2)	$19.75(3)	$62,387,268	$4,449

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the SolarWinds, Inc. 2008 Equity Incentive Plan (“2008 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Common Stock.
(2)	Reflects an automatic annual increase on January 1, 2010 to the number of shares of the Registrant’s Common Stock reserved for issuance under the 2008 Plan, which annual increase is provided for in the 2008 Plan.
(3)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, based on the price of $19.75, which represents the average of the high and low prices reported on the New York Stock Exchange on March 5, 2010.

Explanatory Statement

The following shares that were previously reserved for issuance pursuant to the SolarWinds, Inc. Amended and Restated Stock Incentive Plan (the “2005 Plan”) on a Registration Statement on Form S-8 (File No. 333-159469) filed with the Commission on May 26, 2009 may now be issued pursuant to the SolarWinds, Inc. 2008 Equity Incentive Plan (the “2008 Plan”): 446,050 shares that were subject to awards under the 2005 Plan as of the effective date of the 2008 Plan but which have expired or otherwise terminated without having been exercised in full and shares issued pursuant to awards granted under the 2005 Plan that are forfeited to or repurchased by the Company.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference

SolarWinds, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Commission on February 24, 2010;

(b)	The Registrant’s Registration Statement No. 001-34358 on Form 8-A filed with the Commission on May 14, 2009 pursuant to Section 12 of the Exchange Act of 1934, as amended (the “Exchange Act”), in which there is described the terms, rights and provisions applicable to the Registrant’s outstanding Common Stock; and

(c)	all reports and other documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement (other than information in a report on Form 8-K that is “furnished” and not “filed” pursuant to Form 8-K, and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information) and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

The Registrant’s amended and restated certificate of incorporation contains provisions that limit the liability of its directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, no director will be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duties as a director, except liability for:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide that the Registrant is required to indemnify its directors and officers, in each case to the fullest extent permitted by Delaware law. The Registrant’s amended and restated bylaws also provide that it is obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether the Registrant would otherwise be permitted to indemnify him or her under the provisions of Delaware law. The Registrant has entered into agreements to indemnify its current directors and executive officers and expects to continue to enter into agreements to indemnify any future directors and executive officers and such other employees as may be determined by the Registrant’s board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. The Registrant also maintains directors’ and officers’ liability insurance.

Reference is also made to (a) the underwriting agreement filed as Exhibit 1.1 to Registrant’s Registration Statement (File No. 333-149851) and (b) the underwriting agreement filed as Exhibit 1.1 to Registrant’s Registration Statement (File No. 333-162661), pursuant to which the underwriters have agreed to indemnify the Registrant’s officers and directors against certain liabilities under the Securities Act of 1933, as amended, and Exchange Act.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Exhibit Title

4.1(1)	Specimen Common Stock of the Registrant.
4.2(2)	2008 Equity Incentive Plan and forms of agreement thereunder.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation as to legality of the securities being registered.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1	Power of Attorney (included as part of the signature page to this Registration Statement).

(1)	Incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-149851) and all amendments thereto declared effective on May 19, 2009 (the “IPO Registration Statement”).
(2)	Incorporated by reference to Exhibits 10.4, 10.5, 10.6 and 10.6A of the IPO Registration Statement.

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 Act, as amended (the “Securities Act”), (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on March 12, 2010.

SOLARWINDS, INC.

By:	/s/ Kevin B. Thompson
Kevin B. Thompson
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of SolarWinds, Inc., a Delaware corporation, do hereby constitute and appoint Kevin B. Thompson and Michael J. Berry, and each of them, the lawful attorneys-in-fact and agents with full power of substitution, each with power to act alone, and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

Executive Chairman
Michael S. Bennett

/s/ Kevin B. Thompson	President and Chief Executive Officer	March 12, 2010
Kevin B. Thompson	(principal executive officer)

/s/ Michael J. Berry	Senior Vice President and Chief Financial Officer	March 12, 2010
Michael J. Berry	(principal financial officer)

/s/ J. Barton Kalsu	Chief Accountant and Vice President, Finance	March 12, 2010
J. Barton Kalsu	(principal accounting officer)

/s/ Mark Bonham	Director	March 12, 2010
Mark Bonham

/s/ Steven M. Cakebread	Director	March 12, 2010
Steven M. Cakebread

/s/ Jeffrey L. Horing	Director	March 12, 2010
Jeffrey L. Horing

/s/ J. Benjamin Nye	Director	March 12, 2010
J. Benjamin Nye

/s/ Ellen F. Siminoff	Director	March 12, 2010
Ellen F. Siminoff

Director
Donald C. Yonce

EXHIBIT INDEX

Exhibit Number	Exhibit Title

4.1(1)	Specimen Common Stock of the Registrant.

4.2(2)	2008 Equity Incentive Plan and forms of agreement thereunder.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation as to legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature page to this Registration Statement).

(1)	Incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-149851) and all amendments thereto declared effective on May 19, 2009 (the “IPO Registration Statement”).
(2)	Incorporated by reference to Exhibits 10.4, 10.5, 10.6 and 10.6A of the IPO Registration Statement.